Exhibit 99.1
                                                                    ------------




         Press Release                                     FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                              FIRST QUARTER RESULTS


     Spencer, Indiana - (November 6, 2003) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b., ("Bank") based in Spencer, Indiana, announces results for the first quarter ended September 30, 2003.

     First Quarter Highlights:
     -------------------------
     o    Net interest income decreased 4% to $744,000;
     o    Net income decreased 3% to $100,000;
     o    Diluted earnings per share were unchanged at $.08.

     For the quarter ended September 30, 2003, the Company reported net income of $100,000 or $.08 diluted earnings per share. Net income totaled $104,000, or $.08 diluted earnings per share for the quarter ended September 30, 2002. Net income decreased primarily due to a decrease in interest revenue compared to a year earlier.

     Interest income decreased by $180,000 or 13% for the three months ended September 30, 2003, compared to the same period in 2002. This decrease was not fully offset by a $151,000 or 26% decrease in interest expense. The continuation of lower yields on fewer interest earning assets out-weighed the impact of declining interest expense.

     For the quarter ended September 30, 2003, average interest-earning assets of $56.8 million produced a yield of 8.2%, compared to 8.6% on average interest-earning assets of $62.7 million during the same period in 2002. The cost of interest-bearing liabilities decreased to 3.2% on an average balance of $52.6 million during first quarter 2004 compared to 3.9% on costing liabilities of $59.0 million during first quarter 2003.

     The Company's net interest margin for the quarter ended September 30, 2003 increased to 5.2%, compared to 4.9% for the quarter ended September 30, 2002. Net interest income before the provision for loan losses was $744,000 for the first quarter of fiscal 2004. This represents a decrease of $30,000 or 4% compared to first quarter 2003.

     Loan loss provisions were $60,000 for the quarter, compared to $70,000 for the year-earlier period. A regular assessment of loan loss allowance adequacy indicated that these provisions were required to maintain an appropriate allowance level. The continuation of adverse loan delinquency and foreclosure trends may necessitate larger future provisions to the Bank's allowance for loan losses.

     Non-interest income decreased $2,000 or 3% compared to first quarter 2003. This decrease was due to a decrease in income from the sale of real estate acquired for development. Gain on the sale of real estate acquired for development was $12,000 for the quarter ended September 30, 2003, compared to $27,000 during the quarter ended September 30, 2002.

     Non-interest expense decreased $11,000 or 2% to $637,000 for the quarter ended September 30, 2003, compared to the year-earlier period. Salaries and employee benefits decreased $34,000 or 10% and computer processing fees decreased $24,000 or 29%. Due to non-recurring expenses associated with the
Bank's computer system conversion in July 2002, computer processing fees were unusually high during first quarter 2003. Decreases in several other expenses, including printing and supplies, contributed to the overall decline in non-interest expenses.

     Offsetting much of these expense decreases, legal and professional fees more than tripled to $80,000, compared to $25,000 for the same period a year earlier. Lower legal and professional fees were reported for the quarter ended September 30, 2002 due to a recorded adjustment for over-accrued prior period audit and accounting expenses. The continuation of an unfortunate trend in foreclosure activity also led to a $28,000 increase in expenses associated with acquisition, repair and disposition of repossessed loan collateral.

     Recognition of income tax credits for the Bank's investment in Cunot Apartments, L.P., a local low-income senior housing development, totaled $27,000 for both quarters ended September 30, 2003 and 2002. The Company's effective tax rates for the quarters ended September 30, 2003 and 2002 were 13.6% and 18.5%, respectively.

     At September 30, 2003, total assets were $61.8 million. Assets increased $157,000 since June 30, 2003. Assets increased due to a $1.3 million or 28% increase in cash and cash equivalents to $5.9 million. Investment securities decreased 15% to $2.4 million, compared to $2.9 million three months earlier. Loan repayments outpaced new loan production, resulting in an $898,000 or 2% decline in loans outstanding since June 30, 2003. Loans totaled $47.9 million at the end of the first quarter.

     Loans delinquent 90 days or more increased to $647,000 or 1.4% of total loans at September 30, 2003, compared to $520,000 or 1.1% of total loans at June 30, 2003. At September 30, 2003, non-performing assets were $1.4 million or 2.3% of total assets, compared to $1.1 million or 1.8% of assets at June 30, 2003. Non-performing assets included $757,000 in Real Estate Owned ("REO") and other repossessed properties at September 30, 2003, compared to $608,000 three months earlier.

     The allowance for loan losses increased $23,000 or 7% since June 30, 2003. Net loan losses for the quarter ended September 30, 2003 were $37,000 compared to $67,000 for the quarter ended September 30, 2002. Allowances maintained for loan losses were $340,000 or 0.71% of total loans at September 30, 2003 compared to $317,000 or 0.65% of total loans at June 30, 2003.

     Periodic provisions to loan loss allowances reflect management's view of risk in the Bank's entire portfolio due to a number of dynamic factors, which include, but are not limited to, current economic conditions and loan delinquency trends. Management considered the level of loan loss allowances at September 30, 2003 to be adequate to cover estimated losses inherent in the loan portfolio at that date.

     Deposits were stable at $38.6 million as of September 30, 2003. Deposits totaled $38.5 million three months earlier. Total borrowings were unchanged at $16.0 million as of September 30, 2003 and June 30, 2003.

     Shareholders' equity was $6.8 million or 11.0% of total assets at September 30, 2003. Factors affecting shareholders' equity during the quarter included net income, quarterly cash dividends of $.03 per share, a net increase of $4,000 in accumulated other comprehensive income, and the amortization of costs associated with stock-based employee benefit plans. Based on 1,356,050 shares outstanding, the Company's book value per share was $5.02 at September 30, 2003 and $4.76 at September 30, 2002.

     Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.

                             HOME FINANCIAL BANCORP

                        Consolidated Financial Highlights
         (Dollars in thousands, except per share and book value amounts)


FOR THREE MONTHS ENDED SEPTEMBER 30:                  2003              2002
                                                      ----              ----
Net Interest Income                                    744               774
Provision for Loan Losses                               60                70
Non-interest Income                                     69                71
Non-interest Expense                                   637               648
Income Tax                                              16                23
Net Income                                             100               104

Basic and Diluted Earnings Per Share:                $ .08             $ .08
Average Shares Outstanding - Basic               1,302,741         1,285,550
Average Shares Outstanding - Diluted             1,320,093         1,286,072



                                                  September 30,       June 30,
                                                      2003              2003
                                                      ----              ----
Total Assets                                       $61,828           $61,671
Total Loans                                         47,918            48,816
Allowance for Loan Losses                              340               316
Total Deposits                                      38,603            38,539
Borrowings                                          16,000            16,000
Shareholders' Equity                                 6,813             6,721

Non-Performing Assets                                1,404             1,128
Non-Performing Loans                                   647               520

Non-Performing Assets to Total Assets                 2.27%             1.83%
Non-Performing Loans to Total Loans                   1.35%             1.07%

Book Value Per Share*                                $5.02             $4.96


*Based on 1,356,050 shares at September 30, 2003 and June 30, 2003.